EXHIBIT 10.4

RESTRICTED STOCK AGREEMENT

pursuant to the

RCN CORPORATION
2005 STOCK COMPENSATION PLAN

* * * * *

Grantee: Michael T. Sicoli

Grant Date: June 6, 2006

Number of Shares of Restricted Stock Granted: 10,000

* * * * *

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of August 4, 2006, is entered into by and between RCN Corporation (the “Company”), and the Grantee specified above, pursuant to the RCN Corporation 2005 Stock Compensation Plan as in effect and as amended from time to time (the “Plan”); and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock provided herein to the Grantee.

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.     Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of Restricted Stock hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto under the Plan. The Grantee hereby acknowledges receipt of a true and complete copy of the Plan and that the Grantee has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.     Grant of Restricted Stock.  The Company hereby grants to the Grantee, as of the Grant Date specified above, the number of shares of Restricted Stock specified above. Except as otherwise provided by Section 10.13 of the Plan, the Grantee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Grantee with any protection against potential future dilution of the Grantee’s stockholder interest in the Company for any reason. One or more stock certificates evidencing the Restricted Stock shall be issued in the name of the Grantee but shall be held in escrow by the Company until the Restricted Stock has become vested and unrestricted. All such stock certificates shall bear the following legend, along with such other legends that the Board or the Committee shall deem necessary and appropriate or which are otherwise required or indicated pursuant to any applicable stockholders agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO SUBSTANTIAL VESTING AND OTHER RESTRICTIONS AS SET FORTH IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES, AND INCLUDE VESTING CONDITIONS WHICH MAY RESULT IN THE COMPLETE FORFEITURE OF THE SHARES.

3.    Vesting.  Subject to Section 8, the shares of Restricted Stock subject to this grant shall become unrestricted and vested as follows:

On March 31, 2007:	3,333 Shares

On March 31, 2008:	3,333 Shares

On March 31, 2009:	3,334 Shares.

Notwithstanding the foregoing, all shares of Restricted Stock shall immediately vest and become unrestricted upon (i) the occurrence of a Change in Control, or (ii) in accordance with the terms of the Grantee’s Employment Letter, dated as of May 12, 2005.

4.     Termination.  Subject to the terms of Paragraph 3, if the Grantee’s employment with the Company and/or one of its Subsidiaries terminates for any reason prior to the vesting of all or any portion of the Restricted Stock awarded under this Agreement, such Restricted Stock shall immediately be cancelled and the Grantee (and the Grantee’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Stock. The Board or the Committee, in its sole discretion, may determine, prior to or within ninety (90) days after the date of any such termination, that all or a portion of any the Grantee’s unvested Restricted Stock shall not be so cancelled and forfeited.

5.     Dividends.  Any dividends paid on shares of Restricted Stock shall be held by the Company on the Grantee’s behalf subject to the same terms and conditions applicable to the related shares of Restricted Stock, it being understood that such dividends will be forfeited if the Grantee forfeits the related shares of Restricted Stock.

6.     Delivery of Restricted Stock.  Subject to Section 6.5 of the Plan, if the Restricted Stock awarded by this Agreement becomes vested, the Grantee shall be entitled to receive unrestricted Shares.

7.     Non-transferability.  The Restricted Stock, and any rights or interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Grantee (or any beneficiary(ies) of the Grantee), other than by testamentary disposition by the Grantee or the laws of descent and distribution. Any such Restricted Stock, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged, encumbered or otherwise hypothecated in any way at any time by the Grantee (or any beneficiary(ies) of the Grantee) and shall not, prior to vesting, be subject to execution, attachment or similar legal process. Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of or hypothecate the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal force or effect. Prior to vesting, the Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement shall be held by the Company as escrow agent.

8.     Entire Agreement; Amendment.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. Notwithstanding the foregoing, this Agreement shall not be deemed to amend or supersede any provision of the employment letter agreement dated as of May 12, 2005 between the Company and the Grantee (together with the Exhibits thereto, the “Employment Letter”) and in the event of any inconsistency between any provision of this Agreement and any provision of the Employment Letter, the terms of the Employment Letter shall prevail. The Board or the Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan; provided, however, that no such modification or amendment shall materially adversely affect the rights of the Grantee under this Agreement without the consent of the Grantee. The Company shall give written notice to the Grantee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof. This Agreement may also be modified or amended by a writing signed by both the Company and the Grantee.

11.   Notices.  Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows.

11.1  If such notice is to the Company, to the attention of the Secretary of RCN Corporation, Presidents Plaza, Building One, 196 Van Buren Street, Suite 300, Herndon, Virginia, 20170 or at such other address as the Company, by notice to the Grantee, shall designate in writing from time to time.

11.2  If such notice is to the Grantee, at his or her address as shown on the Company’s records, or at such other address as the Grantee, by notice to the Company, shall designate in writing from time to time.

12.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws thereof.

13.   Compliance with Laws.  The issuance of the Restricted Stock or Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Restricted Stock or Shares pursuant to this Agreement if any such issuance would violate any such requirements.

14.   Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Grantee shall not assign any part of this Agreement without the prior express written consent of the Company.

15.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

16.   Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.   Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

18.   Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has hereunto set his hand, all as of the Grant Date specified above.

RCN Corporation

By:	/s/ Peter D. Aquino
Peter D. Aquino
President & Chief Executive Officer

/s/ Michael T. Sicoli
Michael T. Sicoli